Exhibit 99.2

Hexcel Corporation and Subsidiaries
Net Sales by Segment and Market
For the Quarters Ended March 31, 2019 and 2018
and the Quarter and Year Ended December 31, 2018

	Unaudited
	Commercial	Space &
(In millions)	Aerospace	Defense	Industrial	Total

First Quarter 2019
Composite Materials	$323.4	$77.7	$86.6	$487.7
Engineered Products	92.1	30.1	—	122.2
Total	$415.5	$107.8	$86.6	$609.9
	68%	18%	14%	100%

Fourth Quarter 2018
Composite Materials	$293.5	$76.0	$77.9	$447.4
Engineered Products	91.9	21.7	—	113.6
Total	$385.4	$97.7	$77.9	$561.0
	69%	17%	14%	100%

First Quarter 2018
Composite Materials	$303.2	$74.1	$67.3	$444.6
Engineered Products	79.5	16.0	—	95.5
Total	$382.7	$90.1	$67.3	$540.1
	71%	17%	12%	100%

Year ended December 31, 2018
Composite Materials	$1,183.0	$293.3	$294.2	$1770.5
Engineered Products	342.0	76.6	—	418.6
Total	$1,525.0	$369.9	$294.2	$2,189.1
	70%	17%	13%	100%